Exhibit 10.11

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made and entered into as of July 2, 2008 (the “Effective Date”) by and between Global Geophysical Services, Inc. (“GGS” or the “Company”) and Craig A. Lindberg (“Executive”).

RECITALS

Prior to the Effective Date of this Agreement, the Executive has served as the Senior Vice President and Chief Financial Officer of the Company.

The Executive and Company desire to enter into this Agreement so that Executive will continue to serve as a Senior Vice President of the Company and transition into the position of Chief Executive Officer and President of AutoSeis Inc., subject to the terms and conditions of this Agreement.  The Company and the Executive recognize that AutoSeis Inc. is in a developmental stage and will rapidly expand in scope and complexity in the next year.  The Company and the Executive also recognize that this opportunity will allow Executive to build and manage the AutoSeis Inc. business while ensuing that this technology is delivered rapidly and effectively, consistent with GGS’s rapid growth and global expansion.

The parties agree that Executive’s service as Chief Financial Officer of GGS terminates as of the Effective Date, and the Company desires to avail itself of the experience, sources of information, advice and assistance available to or possessed by Executive and to, in turn, have Executive continue to serve as a Senior Vice President of the Company and transition to the position of Chief Executive Officer and President of AutoSeis Inc., a seismic technology company wholly owned by GGS.  Additionally, to ease the transition process, Executive will provide support and consultation to the incoming Chief Financial Officer of the Company.

Notwithstanding the provisions of the Transition Agreement, Executive shall not be entitled to any salary, other form of compensation perquisites or other benefits after the Effective Date, except as specifically provided for herein.

AGREEMENT TERMS—
MEMBERSHIP ON THE BOARD OF DIRECTORS

I.           Effect of this Agreement on Directorship.  This Agreement has no effect on Executive’s position as a Member of the Company’s Board of Directors.  The Executive, however, acknowledges and agrees that nothing in his continued service as a Director shall affect his obligations to the Company and the GGS Releasees (defined below) under this Agreement.  If Executive, in his continued service as Member of the Board, cannot comply with his obligations under this Agreement for whatever reason, Executive agrees to immediately resign from his position as a Member of the Board and fully comply with all terms and obligations of this Agreement.

II.          Right to Customary Director Benefits.  The Executive, in his continued service as a Member of the Board, shall be entitled to the benefits, if any, customarily provided to Directors of the Company who are also employees.

AGREEMENT TERMS—PRESIDENTIAL DUTIES

III.        Salary Increase.  The Executive shall receive an increase to his current salary so that his new salary will be $16,000.00 per month, minus lawful withholdings and taxes.

IV.        No effect on Benefits.  This Agreement shall have no effect on the benefits currently provided to Executive as a Senior Vice President of the Company.  The Executive shall continue to remain eligible for bonuses, incentives, stock options and other benefits available to senior management of the Company from time to time, all in accordance with plans and policies adopted or granted by the Board.

VI.        No effect on Stock.  This Agreement shall have no effect on the Company’s capital stock or options currently owned by Executive.

V.         Executive’s Standard of Care.  Subject to the other provisions of this Agreement, Executive shall provide his services under this Agreement with the same degree of care, skill and prudence that would be customarily exercised for what he reasonably believes to be in the best interests of the Company.

VI.        Confidentiality.  The Executive acknowledges and agrees that all Confidential Information (defined in Section XIII of this Agreement) concerning the Company that was previously provided in the course of employment with the Company and Confidential Information that will be provided to him at the inception of this Agreement, and continuing on an ongoing basis during his employment as President of AutoSeis Inc. is and will continue to be the exclusive property of the Company.  The Executive agrees to keep all Confidential Information in strict confidence, not disclosing any Confidential Information to any third person except (i) as consented to in writing by the CEO of the Company, (ii) as required by law or judicial or regulatory process; or (iii) pursuant and subject to his obligations as a Director of GGS; provided, however, that Executive shall not be obligated to keep in confidence any information which has become generally available to the public without any breach by Executive of this Section VI.  If requested by the Company, Executive will obtain from any third party to whom he discloses any Confidential Information the written agreement (in form and substance satisfactory to the Company in its sole discretion) of such third party to keep such information confidential.  The Executive agrees to continue to abide by GGS policies regarding confidentiality and Section XIII of this Agreement.

VII.         Protective Covenants.  The Company agrees to provide Executive with Confidential Information, which Executive has not had access to or knowledge of before the execution of this Agreement.  The Executive agrees that to protect the Company’s Confidential Information, it is necessary to enter into the following restrictive covenants, which are ancillary to the enforceable promises between the Company and Executive in Section VI of this Agreement:

A.            Non-Solicitation.  The Executive agrees that during (A) his employment with the Company, and (B) for a one-year period from the date of the termination of his employment (the “Restricted Period”) for any reason, Executive will not, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, except on behalf of the Company, solicit business, or attempt to solicit business, in products or services competitive with products or services sold by the Company, from any customer or client, or prospective customer or client, with whom Executive had contact or solicited during the (24) months immediately prior to Executive’s termination of employment with the Company.

B.            Non-Competition.  The Executive also agrees that during the Restricted Period, Executive will not within any of the markets in which the Company performs services or has formulated a plan to sell its services, without the prior written consent of the Company, engage in or contribute his knowledge to any employment, work, business, or endeavor which is competitive with a product, process, service, or development of the Company or with respect to which Executive had access to the Company’s Confidential Information, provided, however, that nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded.

C.            Non-Recruitment.  The Executive also agrees that during the Restricted Period, he will not, directly or indirectly, hire, solicit, induce, recruit, engage, go into business with, encourage to leave their employment or contractor relationship with the Company, or otherwise cease their employment or contractor relationship with the Company, or otherwise contract for services with, any employee or contractor of the Company.

D.            Nature of the Restrictions.  The Executive agrees that the time, geographical area, and scope of restrained activities for the restrictions in Section VII of this Agreement are reasonable, especially in light of the Company’s desire to protect its Confidential Information.  If a court concludes that any time period, geographical area, or scope of restrained activities specified in Section VII of this Agreement is unenforceable, the court is vested with the authority to reduce the time period, geographical area, and/or scope of restrained activities, so that the restrictions may be enforced to the fullest extent permitted by law.  Additionally, if Executive violates any of the restrictions contained in this Section VII, the Restricted Period shall be suspended and will not run in favor of the Executive from the time of the commencement of any such violation until the time when the Executive cures the violation to the Company’s satisfaction.

VIII.     Agreement to Return Company Property/Documents. Following the termination of Executive’s employment for any reason, Executive agrees that:  (i) he will not take with him, copy, alter, destroy, or delete any files, documents or other materials whether or not embodying or recording any Confidential Information, including copies, without obtaining in advance the written consent of an authorized Company representative; and (ii) he will promptly return to the Company all Confidential Information, documents, files, records and tapes (written or electronically stored) that have been in his possession or control regarding the Company, and he will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and any and all copies of these materials.  He further agrees to return to the Company immediately all Company property, including, without limitation, keys, equipment, computer(s) and computer equipment, devices, Company cellular phones, other Company telephonic equipment, Company credit cards, data, lists, information, correspondence, notes, memos, reports, or other writings prepared by the Company or himself on behalf of the Company.

AGREEMENT TERMS—
TRANSITION FROM CFO POSITION AND RELEASE

Therefore, in consideration of the promises and mutual agreements set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged by all parties, the Company and Executive agree as follows:

IX.        Termination of Other Agreements.  As of the Effective Date of this Agreement, the Employment Agreement between Executive and the Company, dated May 27, 2005, is cancelled and terminated and will be of no further force or effect.  Therefore, Executive agrees and acknowledges that except as specifically provided herein, any rights he may have to any payments, benefits, or other perquisites of any kind whatsoever under the terminated Employment Agreement with the Company dated May 27, 2005 are extinguished by this Agreement, and Executive’s right to any claim or cause of action whatsoever to reimbursement, payments, benefits, or other perquisites are released and forever waived.

X.         Resignation as Chief Financial Officer.  The Executive hereby resigns his position with the Company as Chief Financial Officer, effective as of the Effective Date.  The Executive will continue to maintain his position as a Senior Vice President of the Company and will transition to a new position with the Company as President of AutoSeis Inc., as of the Effective Date of his Resignation from  his position as Chief Financial Officer.

XI.        Global Release of Claims.  As consideration for the transition and Release of claims in the following paragraph, the Company agrees to increase Executive salary as set forth in Section III above, in exchange for a global release of Executive’s claims as follows:

Executive, on behalf of himself, his heirs, executors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges the GGS Releasees from any and all claims, demands, actions, causes of action, costs, fees, attorneys’ fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may have against any of the GGS Releasees including, without limitation, his terminated Employment Agreement with the Company dated May 27, 2005, his transition of employment with GGS, up to and including the date of execution of this Agreement.  This Agreement includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation.

The “GGS Releasees” are defined as Global Geophysical Services, Inc., each of GGS’s subsidiaries whether wholly owned or not and whether direct or indirect and each of GGS and its subsidiaries predecessors, successors, parents, joint ventures, holding companies, subsidiaries, divisions, affiliates, assigns, partnerships, agents, directors, officers, employees, consultants, committees, employee benefit committees, fiduciaries, representatives, attorneys, and all persons and entities acting by, through, under or in concert or in any such capacity with any of them.  Under this Agreement, Executive is excluded from the definition of “GGS Releasee.”

XII.       No Admission of Liability/Confidentiality of Release.  Executive understands and agrees that this Agreement shall not in any way be construed as an admission by the GGS Releasees of any unlawful or wrongful acts whatsoever against Executive or any other person, and the GGS Releasees specifically disclaim any liability to or wrongful acts against Executive or any other person.  Similarly, the Company acknowledges and agrees that this Agreement shall not in any way be construed as an admission by Executive of any unlawful or wrongful act by Executive and Executive specifically disclaims any liability to or wrongful acts against the Company or any other person.  Executive agrees to keep this Agreement and any of its terms completely confidential; however, Executive may disclose the terms of this Agreement to his attorneys, accountant, spouse, or as otherwise required by law.

XIII.     Confidentiality of Company Information.  The Executive shall continue to abide by GGS’s confidentiality policies.  The Executive will not at any time disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Confidential Information, except as GGS directs and authorizes, or pursuant and subject to his obligations as a Director of GGS.  The Executive shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the “Confidential Information” and agrees to immediately notify GGS in the event of any unauthorized use or disclosure of the Confidential Information.  Confidential Information includes, without limitation, all of GGS’s technical and business information, which is of a confidential, trade secret or proprietary character; lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; pricing methods or information; photographs; internal policies, procedures, communications and reports; computer software; computer software methods and documentation; graphic designs; hardware; GGS’s methods of operation; the procedures, forms and techniques used in servicing accounts; and other information or documents that GGS requires to be maintained in confidence for GGS’s continued business success.  Confidential Information does not include any information that is readily available to the public or, upon reasonable investigation, is readily ascertainable in the public domain.

XIV.     Knowing and Voluntary Agreement.  The Executive understands it is his choice whether or not to enter into this Agreement and that his decision to do so is voluntary and is made knowingly.  The Executive acknowledges that he has been advised by GGS to seek legal counsel to review this Agreement.

AGREEMENT TERMS—MISCELLANEOUS AND ENFORCEMENT

XV.      Miscellaneous Provisions and Enforcement.

A.            At-Will Employment.  Executive understands that this Agreement is not a contract for employment for a specific duration.  Executive understands and agrees that his employment with the Company is at-will and can be terminated by himself or the Company at any time with or without cause or notice.  Executive understands and agrees that the restrictive covenants set forth above are intended to survive the termination of his employment relationship, regardless of the reason for my separation from employment with the Company.  Moreover, any subsequent change(s) in the terms or conditions of Executive’s employment will not affect the validity or scope of this Agreement.

B.            Notices.  Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Central Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):

If to Executive:

Craig A. Lindberg

2703 Snyder’s Bluff

League City, TX 77573

If to the Company:

Global Geophysical Services, Inc.

Attention: President

3535 Briarpark Drive, Suite 200

Houston, Texas 77042

Fax: (713) 972-1008

With a copy (which shall not constitute notice) to:

Bryce Linsenmayer

Haynes and Boone, LLP

1221 McKinney, Suite 2100

Houston, Texas  77010

Fax: (713) 236-5540

C.            Choice of Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.  THE EXCLUSIVE VENUE FOR ALL SUITS AND PROCEEDINGS ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE IN A COURT OF COMPETENT JURISDICTION IN HOUSTON, TEXAS.

D.            Limitations on Assignment.  Except as provided in this Agreement, Executive may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of GGS.  Any attempted assignment by Executive in violation of this Section XV.D. shall be void.  Except as provided in this Agreement, nothing in this Agreement entitles any person, other than the parties to the Agreement, to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment.

E.             Waiver.  A party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

F.             Severability.  If any provision or provisions of this Agreement are held to be invalid, illegal, or unenforceable for any reason whatsoever, (a) the validity, legality, and unenforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any Agreement paragraphs containing any provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable), will not in any way be affected or impaired thereby, and (b) the provision or provisions held to be invalid, illegal, or unenforceable will be limited or modified in its or their application to the minimum extent necessary to avoid the invalidity, illegality, or unenforceability, and, as so limited or modified, the provision or provisions and the balance of this Agreement will be enforceable in accordance with their terms.

G.            Headings.  The Agreement headings are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

H.            Counterparts.  This Agreement and amendments to it will be in writing and may be executed in counterparts and by facsimile.  Each counterpart will be deemed an original, but both counterparts together will constitute one and the same instrument.

I.              Entire Agreement, Amendment, Binding Effect.  This Agreement constitutes the entire agreement between the parties concerning the subject matter in this Agreement.  No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  The Executive acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by GGS or any GGS Releasee, except as expressly contained in this Agreement.  Any amendment to this Agreement must be signed by all parties to this Agreement.  This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any).  This Agreement supersedes (a) any prior agreements between Executive and GGS concerning the subject matter of this Agreement, and (b) all other agreements between Executive and GGS, including Executive’s terminated Employment Agreement dated May 27, 2005, unless specifically modified by this Agreement.

J.             Injunctive Relief.  The Executive acknowledges and agrees that the covenants, obligations and agreements of the Executive contained in this Agreement concern special, unique and extraordinary matters and that a violation of any of the terms of these covenants, obligations or agreements will cause GGS irreparable injury for which adequate remedies at law are not available.  Therefore, the Executive agrees that GGS alone will be entitled to an injunction, restraining order, or all other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of the covenants, obligations or agreements referred to in this Agreement.  These injunctive remedies are cumulative and in addition to any other rights and remedies GGS may have against the Executive.  GGS and the Executive irrevocably submit to the exclusive jurisdiction of the state courts and federal courts in the city of GGS’s headquarters (Houston, Texas) regarding the injunctive remedies set forth in this paragraph and the interpretation and enforcement of this Section XV.J solely insofar as the interpretation and enforcement relate to an application for injunctive relief in accordance with the Agreement provisions.  Further, the parties irrevocably agree that (a) the sole and exclusive appropriate venue for any suit or proceeding relating to injunctive relief shall be in the courts listed in this Section XV.J, (b) all claims with respect to any application for injunctive relief shall be heard and determined exclusively in these courts, (c) these courts will have exclusive jurisdiction over the parties to this Agreement and over the subject matter of any dispute relating to an application for injunctive relief, and (d) each party waives all objections and defenses based on service of process, forum, venue, or personal or subject matter jurisdiction, as these defenses may relate to an application for injunctive relief in a suit or proceeding under the provisions of this Section XV.J.

K.            409A Compliance.  In light of the uncertainty surrounding the proper application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the parties hereto agree to cooperate to make mutually agreed upon amendments to this Agreement (including, without limitation, to the timing of any severance payments), that do not otherwise change the substance of the terms of this Agreement, to minimize or avoid the imposition of any penalties and additional taxes under Section 409A.  Notwithstanding the foregoing, if the parties cannot agree to such amendments, the terms and conditions of the Agreement shall remain in full force and effect.  Further, the Company shall amend the 2003 Plan such that distributions from such plan shall not be includable in Executive’s income under section 409A(a)(1) of the Code.

As evidenced by my signature below, I certify that I have read the above Agreement and agree to its terms.

Craig A. Lindberg

Date

Global Geophysical Services, Inc.

By:

Richard A. Degner, Chief Executive Officer

Date: